Exhibit 10.14

EBAY MANAGEMENT SERVICES AGREEMENT

THIS EBAY MANAGEMENT SERVICES AGREEMENT (the “Agreement”) is entered into as of November 19, 2009, by and between Springboard Group S.à r.l. (the “Company”), and eBay International AG (the “Manager”). Certain capitalized terms used herein are specifically defined in Section 9 of this Agreement.

WHEREAS, it is contemplated that the Company and/or its affiliates will acquire (the “Acquisition”) Skype Luxembourg Holdings S.à. r.l., Skype Inc., and Sonorit Holding, AS (collectively, “Skype”) pursuant to an Agreement for the Sale and Purchase of the Entire Share Capital of Skype Luxembourg Holdings S.à. r.l., Skype Inc., and Sonorit Holding, AS, dated September 1, 2009, as amended and restated on September 14, 2009, and as amended further on October 19, 2009 and October 21, 2009 (as amended from time to time, the “Purchase Agreement”);

WHEREAS, Indemnitees (as hereinafter defined) may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Manager (or its affiliates other than the Springboard Companies), which the Springboard Companies and the Manager intend to be secondary to the primary obligation of the Springboard Companies to indemnify Indemnitees as provided herein, with the Springboard Companies’ acknowledgement of and agreement to the foregoing being a material condition to Indemnitees’ willingness to provide services to the Springboard Companies;

WHEREAS, the Company wishes to retain the Manager to provide certain management, consulting, financial and other advisory services to the Springboard Companies from and after Completion; and

WHEREAS, the Manager is willing to provide the services described above on the terms set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Services. The Manager hereby agrees that, during the term of this Agreement (the “Term”) it will provide to the Springboard Companies, to the extent appropriate and requested by the Springboard Companies, by and through itself and/or its successors, assigns, affiliates, officers, employees and/or representatives and third parties as the Manager in its sole discretion may designate from time to time (collectively hereinafter referred to as the “Manager Designees”), management, advisory and consulting services in relation to the affairs of the Springboard Companies, including, without limitation:

(a) advice in connection with the negotiation and consummation of agreements, contracts, documents and instruments necessary to provide the Springboard Companies with financing on terms and conditions satisfactory to the Springboard Companies;

(b) advice in connection with acquisition, disposition and change of control transactions involving any of the Springboard Companies or any of their direct or indirect subsidiaries or any of their respective successors;

(c) financial, managerial and related advice in connection with the Springboard Companies’ business and performance, including, without limitation, advice with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of the Springboard Companies; and

(d) such other services (which may include financial and strategic planning and analysis, consulting services, human resources and executive recruitment services and other services) as the Manager and the Springboard Companies may from time to time agree in writing.

The Manager or the Manager Designees will devote such time and efforts to the performance of the services contemplated hereby as the Manager deems reasonably necessary or appropriate; provided, however, that no minimum number of hours is required to be devoted by the Manager or the Manager Designees on a weekly, monthly, annual or other basis. The Springboard Companies acknowledge that each of the services are not exclusive to the Springboard Companies and, except to the extent separately agreed with the Springboard Companies, that the Manager and the Manager Designees may render similar services to other persons and entities. The Manager and the Springboard Companies understand that the Springboard Companies may at times engage one or more investment bankers or financial advisers to provide services in addition to, but not in lieu of, services provided by the Manager and the Manager Designees under this Agreement. In providing services to the Springboard Companies, the Manager and Manager Designees will act as independent contractors and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that no party has the right or ability to contract for or on behalf of any other party or to effect any transaction for the account of any other party.

2. Payment of Fees.

(a) From and after Completion until the termination of this Agreement, the Springboard Companies, jointly and severally, will pay to the Manager (or its affiliate designees) an aggregate monitoring fee equal to the product of (a) $10,000,000 and (b) the fraction where the numerator is the aggregate number of ordinary shares of the Company owned by the Manager and by entities affiliated with the Manager and the denominator is the aggregate number of ordinary shares of the Company owned by the Manager, the Other Managers (as defined below) and by entities affiliated with the Manager or the Other Managers, at the time such payment is due (the “Pro Rata Share”), per annum (the “Monitoring Fee”), as compensation for the services under this Agreement, such fee being payable by the Springboard Companies in equal installments quarterly in arrears on each March 31st, June 30th, September 30th and December 31st; provided, that the Manager or Manager Designees may, in their sole discretion, pay the portion of the Monitoring Fee payable to the Manager or Manager Designees to any third-party in respect of services provided from time to time by such third party to the Springboard Companies. The Monitoring Fee shall be payable for any quarterly period beginning after Completion during which this Agreement was in effect for any portion thereof, shall be prorated for partial periods.

(b) During the Term, the Manager or the Manager Designee may advise the Springboard Companies in connection with financing, acquisition, disposition and change of control transactions involving the Springboard Companies or any of their direct or indirect subsidiaries (however structured). The Manager, together with its affiliates, and the Other Managers (as defined below), who, as among the Manager and the Other Managers, hold a majority of the ordinary shares held by the Manager, the Other Managers and their respective affiliates as a group, shall have the right to require the Springboard Companies to pay to the Manager (or their affiliate designees) its Pro Rata Share of an aggregate fee (the “Subsequent Fee”) in connection with each such transaction equal to customary fees charged by internationally-recognized investment banks for serving as a financial advisor in similar transactions, such fee to be due and payable for the foregoing services at the closing of such transaction. For purposes of this Agreement, the “Other Managers” mean the parties, other than the Company, to the Master Management Services Agreement, dated as of the date hereof, among the Company, Andreessen Horowitz Fund I, L.P., as nominee, CPP Investment Board Private Holdings Inc., Shareholder Services, LLC, Joltid Limited and Silver Lake Management Company III, L.L.C. (the “Master Management Services Agreement”).

(c) The parties hereto acknowledge and agree that an objective of the Springboard Companies is to maximize value for their direct and indirect equity holders, which may include the consummation of an initial registered public offering of the equity securities or equity interests of the Springboard Companies or their successors (an “IPO”). The services provided to the Springboard Companies by the Manager and the Manager Designees will help to facilitate the consummation of an IPO should the Springboard Companies determine to pursue such a transaction. In the event an IPO is consummated and this Agreement terminates automatically pursuant to Section 4, the Springboard Companies will pay to the Manager (or its designees) in cash on the date of consummation of such IPO (in lieu of any Subsequent Fee) an aggregate success fee (the “Success Fee”) in an amount equal to the sum of the net present values (using discount rates equal to the then yield on U.S. Treasury Securities of like maturity) of the Monitoring Fees that would have been payable with respect to the period from the date of consummation of the IPO until the last date of the Term then in effect immediately prior to such IPO.

(d) Each payment made pursuant to this Section 2 shall be paid by wire transfer of immediately available federal funds to such respective account(s) as the Manager may specify to the Springboard Companies in writing prior to such payment. In the event of an IPO that includes non-cash consideration, the Manager may elect for it or its designee to receive all or any portion of its respective fee in the form of such non-cash consideration, valued at the sale price.

(e) The fees payable pursuant to this Section 2 may be allocated by the Manager to its affiliates or other designees at the Manager’s discretion.

3. Deferral. Any fee that would have been paid to the Manager (or its designees) pursuant to Section 2 above absent the restrictions, if any, in any financing or similar agreements (the “Financing Documents”) applicable to the Springboard Companies (the “Deferred Fees”) will remain payable and accrue until the next succeeding period in which such amounts could, consistent with the Financing Documents, be paid, and will be paid, without interest, in such succeeding period (in addition to such other amounts that would otherwise be payable at such time) in the manner set forth in Section 2.

4. Term. This Agreement will continue in full force and effect until December 31, 2021. Notwithstanding the foregoing sentence, this Agreement may be terminated at any time by the Manager upon notice to the Company, and this Agreement shall terminate (a) automatically upon an IPO unless otherwise determined by the Manager and each of the Other Managers under the Master Management Services Agreement, and (b) if decided by the board of directors of the Company in connection with any Change of Control. The termination of this Agreement will not relieve a party from liability for any breach of this Agreement on or prior to such termination. In the event of a termination of this Agreement, the Springboard Companies will pay the Manager (or its designees) any unpaid portion of all Monitoring Fees (pursuant to Section 2(a) above), Subsequent Fees (pursuant to Section 2(b) above), Success Fees (pursuant to Section 2(c) above), Deferred Fees (pursuant to Section 3 above) and expenses and indemnification claims (pursuant to Section 5(a) below) due with respect to, or made during, the periods prior to the date of termination. This Section 4, Section 5, Section 6, Section 7, Section 8, Section 9 and Section 10 will survive termination of this Agreement.

5. Expenses; Contribution; Indemnification.

(a) Expenses. The Springboard Companies, jointly and severally, will, from and after Completion, pay to the Manager (or their respective designees) on demand all Reimbursable Expenses. As used herein, “Reimbursable Expenses” means: (A) all out-of-pocket expenses incurred following the completion of the Acquisition (“Completion”) relating to the services provided by the Manager, its affiliates, or the Manager Designees to the Springboard Companies or any of their affiliates (other than to subsidiaries of the Manager) from time to time (including, without limitation, all air travel and other travel related expenses); and (B) all out-of-pocket attorneys’ fees and other legal expenses (including but not limited to expenses for experts, court filings, electronic discovery procedures and other third party advisors or service providers) incurred by the Manager, its affiliates or the Manager Designees in connection with the enforcement of rights or taking of actions under this Agreement following the date of this Agreement.

(b) Indemnity and Liability; Reimbursement. The Springboard Companies, jointly and severally, will indemnify, exonerate and hold the Manager, the Manager Designees and each of their respective partners, shareholders, members, affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling persons, employees and agents and each of the partners, shareholders, members, affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling persons, employees and agents of each of the foregoing (collectively, the “Indemnitees”), each of whom is an intended third party beneficiary of this Agreement and may specifically enforce the Springboard Companies’ obligations hereunder, free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ and accountants’ fees and expenses) (collectively, the “Liabilities”) incurred by the Indemnitees or any of them (collectively, the “Indemnified Liabilities”), as a result of, arising out of, or in any way relating to (i) this Agreement, any transaction to which any of the Springboard Companies is a party or any other circumstances with respect to any of the Springboard Companies (including but not limited to service as the Manager-designated member of the board of directors or analogous governing body of any of the Springboard Companies, but excluding any such Indemnified Liabilities to the extent such Indemnified Liabilities arise out of (A) any breach of this Agreement, the Shareholders Agreement or the Settlement Agreement by such Indemnitee or its affiliated or associated Indemnitees or other related persons or (B) the Purchase Agreement and the Related Transaction Documents or any other transactions specifically contemplated by the Purchase Agreement and the Related Transaction Documents, (ii) operations of, or services provided by the Manager or the Manager Designees to, the Springboard Companies, or any of their respective affiliates (other than to the subsidiaries of the Manager) (including but not limited to any indemnification obligations assumed or incurred by any Indemnitee to or on behalf of any of the Springboard Companies or any of their accountants or other representatives, agents or affiliates), (iii) the Indemnitee’s purchase and/or ownership or prospective purchase and/or ownership of any equity securities of the Springboard Companies or (iv) any litigation to which any Indemnitee is made a party in its capacity as a stockholder or owner, or prospective stockholder or owner, of interests in the Springboard Companies (or party related thereto) or a partner, shareholder, member, affiliate, associated investment fund, director, officer, fiduciary, manager, controlling person, employee or agent of any of the foregoing, provided that clauses (iii) and (iv) shall not apply in respect of matters arising under the Purchase Agreement, any Related Transaction Documents or the Settlement Agreement; provided that the foregoing indemnification rights will not be available to the extent that any such Indemnified Liabilities arose on account of such Indemnitee’s willful misconduct; and provided, further, that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Springboard Companies hereby agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. For purposes of this Section 5(b), none of the circumstances described in the limitations contained in the two provisos in the immediately preceding sentence will be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Springboard Companies, then such payments will be promptly repaid by such Indemnitee to the Springboard Companies without interest. The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation. None of the Indemnitees shall in any event be liable to the Springboard Companies for any act or omission suffered or taken by such Indemnitee that does not constitute gross negligence or willful misconduct, provided that this sentence shall not apply to obligations under the Purchase Agreement, any Related Transaction Documents or the Settlement Agreement. If all Indemnitees are similarly situated with the Other Managers and the indemnitees under the Master Management Services Agreement with respect to their interests in a matter that may be an Indemnified Liability and that is not based on a Third-Party Claim, then the Indemnitees may enforce their rights pursuant to this Section 5(b) only with the consent of holders of 50% of the Shares (as defined in the Shareholders Agreement) held by the Indemnitees and the Other Managers and their affiliates. A “Third-Party Claim” means any (i) claim brought by a person other than the Springboard Companies or any Indemnitee and (ii) any derivative claim brought in the name of the Springboard Companies that is initiated by a person other than an Indemnitee. The Springboard Companies hereby agree that they are the indemnitors of first resort (i.e., their obligations to any Indemnitee under this Agreement are primary and any obligation of the Manager (or any affiliate thereof other than the Springboard Companies) to provide advancement or indemnification for the same Indemnified Liabilities (including all interest, assessment and other charges paid or payable in connection with or in respect of such Indemnified Liabilities) incurred by Indemnitee are secondary), and if the Manager (or any affiliate thereof other than the Springboard Companies) pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to contract, bylaws or charter) with any Indemnitee, then (i) the Manager (or such affiliate, as the case may be) shall be fully subrogated to all rights of Indemnitee with respect to such payment and (ii) the Springboard Companies shall reimburse the Manager (or such other affiliate) for the payments actually made. Each of the Springboard Companies hereby unconditionally and irrevocably waives, relinquishes and releases (and covenants and agrees not to exercise, and to cause each affiliate of any of the Springboard Companies not to exercise), any claims or rights that any of the Springboard Companies may now have or hereafter acquire against any Indemnitee (in any capacity) that arise from or relate to the existence, payment, performance or enforcement of one of the Springboard Companies’ obligations under this Agreement or under any indemnification obligation (whether pursuant to any other contract, any organizational document or otherwise), including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Indemnitee against any Indemnitee, whether such claim, remedy or right arises in equity or under contract, statute, common law or otherwise, including any right to claim, take or receive from any Indemnitee, directly or indirectly, in cash or other property or by set-off or in any other manner, any payment or security or other credit support on account of such claim, remedy or right. None of the Indemnitees will be liable to the Springboard Companies or any of their affiliates for any act or omission suffered or taken by such Indemnitee that does not constitute willful misconduct. The foregoing indemnification set forth in this Section 5(b) shall not be available to any Liability that would otherwise be an Indemnified Liability hereunder if it is incurred as a result of, arises out of, or in any way relates to: (1) any dispute where the Manager or the Manager Designee or any of their respective affiliated or associated Indemnitees are adverse to the Springboard Companies (other than relating to a breach of this Agreement) (provided that impleader claims (but not including cross claims that are not for contribution) or claims for contribution shall not be considered being adverse); (2) any dispute which involves the Manager other than in its capacities as the Manager or Manager Designee, shareholder, director, advisor or prospective shareholder, director or advisor of any of the Springboard Companies; or (3) any dispute between the Manager or any Manager Designee on the one hand, and any of its affiliates, shareholders or directors, on the other hand.

(c) Notwithstanding anything to the contrary set forth in Sections 5(a) or 5(b) above or elsewhere in this Agreement, the Managers agree that (i) any amount that could otherwise be claimed from either the Sellers (as defined in the Purchase Agreement) or the Springboard Companies pursuant to the Purchase Agreement (including, without limitation, clause 9 thereof) or from Joltid (as defined in the Master Management Services Agreement) or its affiliates under the Settlement Agreement shall be claimed thereunder and only in the event of a shortfall any claim may be made under this Agreement; and (ii) all claims not satisfied in full in accordance with the preceding clause shall next be made against the Springboard Companies in accordance with the indemnification provisions set forth above in Section 5(b) of this Agreement.

6. Disclaimer and Limitation of Liability; Opportunities.

(a) Disclaimer; Standard of Care. None of the Manager or any Manager Designee makes any representations or warranties, express or implied, in respect of the services to be provided by the Manager or the Manager Designees hereunder. Without limiting any other obligations that it may have to the Springboard Companies or any of their respective affiliates, in no event will the Manager, the Manager Designees or Indemnitees be liable to the Springboard Companies or any of their respective affiliates for any act, alleged act, omission or alleged omission that does not constitute gross negligence or willful misconduct of the Manager, the Manager Designees or Indemnitees as determined by a final, non-appealable determination of a court of competent jurisdiction.

(b) Freedom to Pursue Opportunities. In recognition that, except to the extent separately agreed with the Springboard Companies, the Manager, the Manager Designees and their respective Indemnitees currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which the Manager, the Manager Designees or their respective Indemnitees may serve as an advisor, a director or in some other capacity, and in recognition that the Manager, each Manager Designee and their respective Indemnitees have myriad duties to various investors and partners, and in anticipation that the Springboard Companies, on the one hand and the Manager and Manager Designee (or one or more of their respective Indemnitees or portfolio companies), on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Springboard Companies hereunder and in recognition of the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 6(b) are set forth to regulate, define and guide the conduct of certain affairs of the Springboard Companies as they may involve the Manager, the Manager Designees or their respective Indemnitees. Except to the extent separately agreed with the Springboard Companies, as the Manager or the Manager Designees may otherwise explicitly agree in writing after the date hereof:

(i) The Manager, the Manager Designees and their respective Indemnitees will have the right: (A) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Springboard Companies and their subsidiaries) or develop any technology or application, (B) to directly or indirectly do business with any client or customer of the Springboard Companies and their subsidiaries, (C) to take any other action that the Manager or a Manager Designee believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 6(b), and (D) not to present potential transactions, matters or business opportunities to the Springboard Companies or any of their subsidiaries, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another Person.

(ii) The Manager, the Manager Designees and their respective Indemnitees will have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Springboard Companies or any of their affiliates or to refrain from any actions specified in Section 6(b)(i), and the Springboard Companies, on their own behalf and on behalf of their affiliates, hereby renounce and waive any right to require the Manager, the Manager Designees or any of their respective Indemnitees to act in a manner inconsistent with the provisions of this Section 6(b).

(iii) None of the Manager, the Manager Designees nor any of their respective Indemnitees will be liable to the Springboard Companies or any of their affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 6(b) or of any such Person’s participation therein.

(c) Limitation of Liability. Except to the extent separately agreed with the Springboard Companies, in no event will the Manager, a Manager Designee or any of their respective Indemnitees be liable to the Springboard Companies or any of their affiliates for any punitive, indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, diminution in value, whether or not such damages are foreseeable, or for any third party claims (whether based in contract, tort or otherwise), relating to the services to be provided by the Manager or a Manager Designee hereunder.

7. Assignment. None of the parties hereto will have the right to assign this Agreement without the prior written consent of each of the other parties; provided, however, that (a) the Manager may assign all or part of its rights and obligations hereunder to any of its respective affiliates, and, without limitation to the foregoing, in which event the Manager will no longer be entitled to any fees under Section 2 and reimbursement of expenses under Section 5(a) and will be released of all of its obligations hereunder and (b) the provisions hereof for the benefit of Indemnitees of the Manager will inure to the benefit of such Indemnitees and their successors and assigns and each of such Indemnitees shall be third party beneficiaries entitled to enforce such provisions against the Springboard Companies.

8. Amendments and Waivers. No amendment or waiver of any term, provision or condition of this Agreement will be effective, unless in writing and executed by the Manager and the Company; provided that no amendment or waiver of any term, provision or condition of this Agreement that is adverse to the interests of the Other Managers under the Master Management Services Agreement will be effective unless it is consented to in writing by each of the Other Managers (and the Other Managers shall have third party beneficiary rights with respect to the foregoing provision under this Agreement); and, provided, further, that the Manager may waive or reduce any portion of any fee to which it is entitled pursuant to this Agreement, and, unless otherwise directed by the Manager, such waived or reduced portion will revert to the Springboard Companies. No waiver on any one occasion will extend to or effect or be construed as a waiver of any right or remedy on any future occasion. No course of dealing of any person nor any delay or omission in exercising any right or remedy will constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

9. Ratification. Following the Completion, the Springboard Companies other than the Company shall take all corporate and other action necessary to ratify and give effect to the terms of this Agreement. Except where the Manager is finally ordered by a court of competent jurisdiction to reimburse or pay, as a result of a legal action commenced by an unaffiliated third party, amounts actually paid to the Other Managers under either the Master Management Services Agreement or the Additional Management Services Agreement, dated as of the date hereof, among the Company and certain of the Other Managers (the “Additional Management Services Agreement”) and then seeks to recover such amounts from the Other Managers, the Manager, subject to continued compliance with Section 8 of each such agreement, agrees not to take any action to contest, call into question or dispute the validity or enforceability of the Master Management Agreement or the Additional Management Services Agreement (or any matters contemplated thereby), or encourage, enable or facilitate the same with respect to any Springboard Company or any other person or entity.

10. Definitions. For purposes of this Agreement:

“Related Transaction Documents” shall mean the Seller Subordinated Note, the Tax Cooperation Agreement, the Transitional Services Agreement, the PayPal Agreement, the Office Transition Agreement, the Cross-License Agreement, the San Jose Lease, the Prague Sub-Lease, the Tokyo Lease Assignment and the Escrow Agreement (each as defined in the Purchase Agreement).

“Settlement Agreement” shall mean (A) the master settlement agreement, by and among Silver Lake Partners III Cayman (AIV III), L.P., Silver Lake Partners, L.P., Silver Lake Partners, II, L.P., Silver Lake Partners III, L.P., Silver Lake Partners Management Company, L.L.C., Silver Lake, Silver Lake Technology Investors III Cayman, L.P. and SLP Springboard Co-Invest, L.P., CPPIB and Canada Pension Plan Investment Board, Index Ventures Growth I (Jersey), L.P., Index Venture Management, S.A., Index Ventures Growth I Parallel Entrepreneur Fund (Jersey), L.P., Yucca Partners LP Jersey Branch, Andreessen Horowitz Fund I, L.P., Andreessen Horowitz Fund I-A, L.P., Andreessen Horowitz Fund I-B, L.P., the Company, Skype Luxembourg Holdings, S.à r.l., Skype, Inc., Sonorit Holding, AS, Skype Technologies, S.A., eBay Inc., Michaelangelo Volpi, Joltid Limited, Joost US Inc., Joost N.V., Niklas Zennström, Janus Friis, Mark Dyne, Europlay Capital Advisors, L.L.C. and EuroAcquisition 1 Limited, dated November 5, 2009 (the “Master Settlement Agreement”), as may be amended from time to time, and (B) any transactions, agreements, arrangements and other documents contemplated thereby other than (i) the Acquisition Agreements (as defined in the Master Settlement Agreement) and (ii) the transactions, agreements, arrangements and other documents contemplated by the Acquisition Agreements but excluding, for these purposes, any references therein to the Master Settlement Agreement.

“Shareholders Agreement” shall mean the Shareholders Agreement, dated as of the date hereof, by and among the Company, Andreessen Horowitz Fund I, L.P., CPP Investment Board Private Holdings Inc., eBay International AG, Joltid Limited, Silver Lake Partners III Cayman (AIV III), L.P., Silver Lake Technology Investors III Cayman, L.P., SLP Springboard Co-Invest, L.P., and such other persons, if any, that from time to time become party thereto, as may be amended from time to time.

“Springboard Companies” shall initially mean the Company, Skype and their respective direct or indirect subsidiaries and shall also include any and all successors and direct or indirect wholly-owned subsidiaries of the Company, Skype or their respective successors (including, after Completion, Skype and its wholly-owned subsidiaries).

10. Incorporation by Reference. The provisions of Sections 13.1 (Notices), 13.3 (Entire Agreement), 13.5 (Descriptive Headings), 13.6 (Counterparts), 13.7 (Severability), 13.8 (No Recourse) and 14 (Governing Law) of the Shareholders Agreement are hereby incorporated by reference into this Agreement and shall apply hereto as if set forth in full herein, with any capitalized terms used in those sections defined for purposes of this Agreement as set forth in Section 12.2 (Definitions) of the Shareholders Agreement.

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IN WITNESS WHEREOF, each of the parties has duly executed this Agreement as of the date first above written.

SPRINGBOARD GROUP S.À. R.L.

By:	/S/ JAMES A. DAVIDSON
	Name:	James A. Davidson
	Title:	A Manager

[Signature Page to the eBay Management Services Agreement]

EBAY INTERNATIONAL AG

By:	/S/ NICHOLAS STAHEYEFF
	Name:	Nicholas Staheyeff
	Title:	Vice President, CFO Europe

[Signature Page to the eBay Management Services Agreement]